Sehr geehrter Aktionär,

Der Aufsichtsrat von Clenergen sowie das komplette Management-Team begrüßen Sie ganz herzlich als neuen Aktionär in unserer Gesellschaft. Wir schätzen Ihr Interesse und Ihr Investment in das zukünftige Wachstum unserer Firma sehr. In den vergangenen Jahren haben wir viel Kapital und Researcharbeit in die Forschung und Entwicklung von nachhaltigen Biomasserohstoffen investiert, aus denen sich dauerhaft und kostengünstig Bio-Strom erzeugen lässt. Der Strom wird dann wiederum an staatliche Stromabnehmer oder grosse Industrieunternehmen verkauft.

Unsere Strategie basiert auf 3 Säulen: Zum einen wollen wir selber Bio-Strom produzieren und verwerten dazu unsere eigene Bio-Brennennstoffe (basierend auf den eigenen Baumarten). Wir betreiben damit eigene Biomasse-Kraftwerke und liefern den Strom an die jeweiligen staatlichen Stromabnehmer, mit denen wir langfristige Stromabnahmeverträge abgeschlossen haben. Des Weiteren sollen Joint Ventures mit Großabnehmern wie z.B. mit Minengesellschaften abgeschlossen werden, die auch unter langfristigen Abnahmeverträgen direkt mit Strom beliefert werden. Eine weitere Säule ist der Verkauf von hauseigener Biomasse an andere Kraftwerks-Eigentümer zur Stromproduktion (z.B. Holz-Pellets). Clenergen hat Anfragen von weltweit operierenden Minenunternehmen in Ghana und den Philippinen. Weiterhin ist die Übernahme eines Kraftwerkes in Chennai in Indien kurz vor dem Abschluss. In Salem, Indien wurde gerade die Modernisierung eines weiteren Kraftwerkes abgeschlossen. Zusätzlich haben wir den Aufbau unserer Infrastruktur fortgesetzt. Clenergen hat mitlerweile mehr als 70 Angestellte und Berater unter Vertrag die alle einen exzellenten Beitrag zur Entwicklung der Gesellschaft liefern.

In den letzten 3 Monaten hat sich das Management von Clenergen darauf konzentriert, unser Geschäftsmodell einer Reihe von ausgewählten, institutionellen Investoren, wie zB. Investmentfonds und Private Equity Fonds aus dem Bereich erneuerbarer Energien zu präsentieren. Die Resonanz war ausnahmslos positiv. Wir sind von daher sehr zuversichtlich die Finanzierung für weiteres Wachstum der Gesellschaft sicher stellen zu können um sämtliche kommerziellen Projekte in der nahen Zukunft umzusetzen – eine Garantie dafür können wir naturgemäß nicht geben. Wir erwarten, dass Clenergen bis zum Ende des unseres Geschäftsjahres (31. Oktober 2010), mit ihren bestehenden Kraftwerken in Indien, genügend erneuerbare Energie produzieren wird, um einen positiven Cashflow zu haben, vorrausgesetzt die Kraftwerke werden mit den erwarteten Kapazitäten betrieben.

Im Hinblick auf die Entwicklung engerer Beziehungen zu unseren europäischen Aktionären, planen wir die nächste Aktionärsversammlung in Frankfurt zu organisieren, um Ihnen, als Aktionär, die Gelegenheit zu geben, die Direktoren und das Management persönlich zu treffen. Der Vorsitz wird von unserem Präsidenten, Herrn Mike Starkie, ex-Chief Accounting Officer von BP, geführt werden, der fließend Deutsch spricht. Wir werden die Tagesordnung, Zeit, Datum und Ort der Jahreshauptversammlung in der nahen Zukunft bekannt geben.

Clenergen hat sich von einer Forschungsgesellschaft zu einem produzierenden Unternehmen mit enormem Potential entwickelt. Wir haben uns deshalb dafür entschieden das „Clenergen Investors Relation Programm“ zu stärken und werden weiterhin versuchen die Aktionärsbasis der Gesellschaft auszubauen. Wir haben bereits mit dem Doppelllisting der Clenergenaktie an der Deutschen Börse, Open Markt, begonnen. Dies ist der erste Schritt zu einem Listing in Frankfurt, welches noch in diesem Jahr abgeschlossen sein soll. Danach kann unsere Aktie in Frankfurt und über XETRA gehandelt werden was für unsere Aktionäre bessere Handelszeiten mit sich bringen würde.

Wir sind überzeugt, dass Clenergen sehr gut aufgestellt ist, um die weitere Strategie der Gesellschaft umzusetzen, die über einen langen Zeitraum entwickelt wurde.

Wir heissen Sie mit Ihrer Teilnahme an unserer Gesellschaft ganz herzlich willkommen.

Hochachtungsvoll,

Mark LM Quinn	Tim Bowen
Executive Chairman	Chief Executive Officer

Dear Shareholder,

The Board of Directors and the entire management team of Clenergen Corporation welcome you as a shareholder and investor in our company. We very much appreciate your level of interest and financial support at this important stage in the company’s growth. Over a number of years, we have spent considerable time and capital on research and the development of what we believe is a truly sustainable biomass feedstock, from which a consistent output of power can be generated for sale to national grids or directly to large scale industrial end users.

Our strategy is threefold: First, to supply fuel (the company’s proprietary wood chip feedstock) to our biomass power plants that will supply power under long term power purchase agreements to state electricity boards. Second, to enter into joint ventures with captive end users, such as mining companies, which will supply power directly to the joint venture partner or third parties, also under long term power purchase agreements. Third, to sell the company’s wood chip feedstock to other power plant owners for their use in generating electricity. To this end, Clenergen is establishing relationships with mining clients in both Ghana and Philippines, negotiating and entering into supply agreements for pellets from Guyana , finalizing the acquisition of a power plant in Chennai, India and completing the refurbishing of a power plant we acquired in Salem, Tamilnadu, India. The Salem plant is expected to commence power generating operations shortly. Additionally, we have continued to build our infrastructure and Clenergen now has over 70 employees or consultants providing services to the company.

Over the past three months, the Clenergen management team has focused on presenting our business model to a top tier of renewable energy investment funds, financial institutions and high net worth individuals, as well as private equity funds. The response has been very positive and we are hopeful to secure long term funding for further implementation of our commercial projects in the near future, although no assurance can be given that funding will be obtained. We anticipate that Clenergen will be generating sufficient volumes of renewable electricity before the close of the current fiscal year (October 31, 2010) and that revenue generated by the power plants in India will be cash flow positive, assuming that the plants run at anticipated capacities.

In view of establishing closer relationships with our European shareholders, we plan on holding Clenergen’s next annual shareholders meeting in Frankfurt, Germany. This will provide you, as a shareholder, an opportunity to meet the Board of Directors in person. The meeting will be chaired by our President, Mr. Mike Starkie, ex-Chief Accounting Officer of BP, who speaks fluent German. We will announce the agenda, time, date and location of the annual meeting in the near future.

Clenergen is in the final stages of moving from a development company to a true operating company with substantial opportunity. We have therefore decided to strengthen Clenergen’s investor relations program and attempt to broaden the company’s shareholder base. We have commenced procedures for a dual listing of Clenergen common stock on the Deutsche Börse Open Market as a stepping stone to a potential primary listing on a more senior European market and expect to complete the Deutsche Börse Open Market listing before the end of 2010. This should provide an alternative market for the trading of our shares in Frankfurt and XETRA which is open for the whole European business day providing more convenient trading hours for shareholders in European time zones.

We believe Clenergen is now well positioned to roll out the strategy that has been developed over a considerable period of time and we welcome your participation in the company.

Yours truly

Mark LM Quinn	Tim Bowen
Executive Chairman	Chief Executive Officer